Exhibit 21.1

HTL CAPITAL LTD.

LIST OF SUBSIDIARIES

Name of subsidiary	Jurisdiction of incorporation or origination
New Century Trading Holding Co., Ltd.	British Virgin Islands
Newcentury Trading (India) Private Limited	India
HTL Global Pte. Ltd.	Singapore